Exhibit 2.5

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made on this 30th day of May 2007, by and between Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), and MacroPore Acquisition Sub, Inc., a Delaware corporation (“Buyer”).

WHEREAS, the Company is engaged in the business of developing, manufacturing, commercializing and marketing technology and products in connection with bioresorbable implants in its conduct of the Business (as defined in Section 7.10);

WHEREAS, the Company desires to sell to Buyer, and Buyer desires to purchase from the Company, certain assets used in the Business, subject to the terms and conditions set forth below; and

WHEREAS, certain capitalized terms have the meanings respectively indicated in Section 7.10 herein.

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1  Assets.

(a)  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, transfer and deliver to Buyer, free and clear of all liens, hypothecations, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature (“Liens”), and Buyer shall purchase from the Company, all of the Company’s right, title and interest as of the Closing Date in and to the following assets that are primarily used in, relate to or arise out of the conduct of the Business (collectively, the “Assets”):

(i)  Equipment. All machinery, equipment, furniture, supplies, tools, dies, molds, fixtures and all other tangible or movable personal property included under the “Equipment” heading on the Specified Assets Schedule 1.1(a)(i), including, but not limited to, the Deposit Assets (collectively, the “Equipment”);

(ii)  Inventory and Supplies. All inventory of the Company used in connection with the Business and included under “Inventory” on the Specified Assets Schedule 1.1(a)(ii), including, without limitation, raw materials, work-in-process, finished goods, merchandise for resale, spare parts, packaging and shipping materials and other Business manufacturing supplies, whether or not located at the Company’s principal place of business (collectively, the “Inventory”);

(iii)  Contracts. All rights, benefits, duties and obligations that the Company may have under the Contracts or portions thereof listed on Schedule 1.1(a)(iii) hereto (the “Assumed Contracts”);

(iv)  Proprietary Rights. All intellectual property, confidential information, and proprietary information in the world owned or used by the Company primarily in connection with the Business including, specifically as follows (collectively, “Proprietary Rights”):

(a)  all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) as listed on Schedule 1.1(a)(iv)(a) hereto;

(b)  any trademarks, service marks, trade dress, trade names and corporate names specifically listed on Schedule 1.1(a)(iv)(b) hereto;

(c)  all registered and unregistered statutory and common law copyrights used primarily in the conduct of the Business;

(d)  all registrations, applications, extensions and renewals for any of the foregoing;

(e)  all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, databases, documentation and software, financial, business and marketing plans, and customer and supplier lists and related information used in the conduct of the Business;

(f)  all agreements, commitments, contracts, understandings, licenses, assignments or indemnities relating or pertaining to an asset, property or right of the character described in the preceding clauses to which the Company is a party;

(g)  all licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas used in or relating to the Business to which the Company is a party;

(h)  all correspondence and memoranda between the Company and its intellectual property counsel relating to Proprietary Rights, including without limitation all documentation related to the protection or analysis thereof; and

(i)  all other intellectual property, confidential information and proprietary rights used primarily in connection with the Business;

(v)  Licenses, Permits and Approvals. All rights of the Company in and to the Permits identified on Schedule 1.1(a)(v), including, without limitation, specified FDA approvals, to the extent assignable; provided however, that all rights to regulatory approvals for the Company’s thin film (SurgiWrap/Hydrosorb Shield) shall be subject to the limitations and obligations mentioned in the side letters attached as Exhibit A to Schedule 1.1(a)(v);

(vi)  Claims. All warranties, guarantees, refunds (other than tax refunds), covenants, indemnities and the like, with respect to the Inventory and other Assets transferred hereunder;

(vii)  Books and Records. The books and records relating primarily to the operation of the Business, including all records, documentation of research and development, files, papers, sales and purchase and other correspondence, but excluding all general corporate records and personnel files of the Company;

(viii)  Customer Information. All customer information, distributor information, sales representative information, sales contact management information (from both employees and contract agents), sales ledgers and records, in each case as specifically related to the Business and in whatever form; and

(ix)  Domain Names. The websites and internet domain names relating to the Business as listed on Schedule 1.1(a)(ix), and the exclusive right to display, prepare, reproduce, create derivative works based on, and operate (as applicable) the same.

(b)  Notwithstanding the foregoing, the following assets of the Company and all assets described on the Excluded Assets Schedule 1.1(b) shall be retained by the Company and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(i)  Cash. All cash and cash equivalents of the Company;

(ii)  This Agreement. The Company’s rights pursuant to this Agreement and the Transaction Documents;

(iii)  Nonassignable Permits. Any Permits that may not be transferred without the consent, novation, waiver or approval of another Person and for which such consent, novation, waiver or approval has not been obtained;

(iv)  Employee Benefit Plans. All monies, rights and other assets (including any insurance policy, annuity contract or trust) maintained under, pursuant to or in direct connection with any Employee Benefit Plan;

(v)  Excluded Contracts. All rights and benefits that the Company may have under any Contracts that are not Assumed Contracts;

(vi)  Insurance. All insurance policies of the Company and (except as otherwise set forth in Section 1.1(a)(vi)), all claims, rights and proceeds thereunder; and

(vii)  Accounts Receivable. All accounts receivable, notes or other indebtedness of any Person held by the Company.

(c)  It is understood that all specifications, drawings, samples, designs, software, and other items and information furnished by Medtronic to the Company remain Medtronic’s property to the same extent that such items were owned by Medtronic (rather than the Company) immediately prior to the Closing, and such Assets shall be delivered to Buyer hereunder, subject to any rights of Medtronic therein (whether or not specifically disclosed by the Company to Buyer), notwithstanding anything in this Agreement to the contrary.

1.2  Assumption of Liabilities»

. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, and regardless of whether such Liability is disclosed in this Agreement, in any of the Transaction Documents, on any Schedule hereto or thereto or otherwise, and regardless of Buyer’s or any of its directors’, officers’, employees’ or agents’ knowledge or awareness of any Liability, whether learned in connection with Buyer’s due diligence investigation of the Business or otherwise, Buyer will not assume, agree to pay, perform or discharge or in any way be responsible for any Liabilities (the “Excluded Liabilities”), except that Buyer will assume following the Closing the obligations arising under the Assumed Contracts, including any royalties that are due there under after the Closing (the “Assumed Liabilities”); provided, however, that any Liability relating to or arising from any breach, or event, circumstance or condition that with notice, lapse of time or both would constitute or result in a breach, by the Company, on or before the Closing Date, of any of its obligations thereunder shall be an Excluded Liability. Without limiting the generality of the foregoing, Buyer is not assuming or agreeing to pay, perform or discharge or in any way be responsible for, any Excluded Liabilities, which shall include, but not be limited to: (i) all Indebtedness, (ii) all Company Taxes, (iii) all Liabilities related to employee compensation and employee benefit plans or obligations of the Company (including severance, non-compete payments, benefits, deferred compensation, continuation coverage required under COBRA for each individual who is or becomes an “M & A Qualified Beneficiary” (as such term is defined in the Treas. Reg. §54.4980B-9 and workers’ compensation claims) as a result of the consummation of the transactions contemplated this Agreement), (iv) all Liabilities related to litigation and environmental matters with respect to the Assets for any period (or portion thereof) ending on or before the Closing Date, (v) all Liabilities relating to or arising out of any transaction contemplated by this Agreement or the Transaction Documents, (vi) any Liabilities with respect to any Products, or (vii) any other liabilities or obligations associated with the ownership of the Assets on or prior to Closing or the stockholders of the Company at any time.

1.3  Conveyance»

. At the Closing, the Company and Buyer shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”), pursuant to which the Company shall convey to the Buyer the Assets and the Buyer shall assume the Assumed Liabilities.

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

2.1  Purchase Price»

. The purchase price (the “Purchase Price”) to be paid by Buyer for the Assets, and the rights and benefits conferred hereunder, shall be Three Million One Hundred Seventy Five Thousand Dollars ($3,175,000), which amount shall be payable by Buyer to the Company at Closing, by wire transfer of immediately available funds to an account or accounts specified by the Company in writing, in an amount equal to the Purchase Price minus the Deposit Amount (the “Cash Payment”).

2.2  Purchase Price Allocation»

. Buyer shall prepare an allocation of the Purchase Price (along with the Assumed Liabilities and any other items constituting consideration for purposes of Section 1060 of the Code), taking into account any adjustments made thereto pursuant to this Agreement, among the Assets and the covenants and agreements set forth in Section 6.5 in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Buyer shall deliver a proposal regarding such allocation to the Company within sixty (60) days after the Closing (the “Proposed Allocation”). Upon receipt of the Proposed Allocation, the Company shall deliver to Buyer within fifteen (15) days a written notice (the “Company Response”) which shall specify either that the Company agrees with the Proposed Allocation as final or else which portion(s) of the Proposed Allocation the Company does not agree with in its good faith determination; provided that if the Company shall not respond within such fifteen (15) day period, it will be deemed to have consented to the Proposed Allocation as final. Upon receipt of the Company Response, if any, Buyer and the Company shall in good faith attempt to come to an agreement over any disputes within fifteen (15) days following Buyer’s receipt of the Company Response. If Buyer and the Company cannot come to an agreement within such period, the matter shall be referred to Deloitte & Touche LLP, which firm shall make a final determination as to the proper allocation within fifteen (15) days of submission of the matter to such firm. The final allocation to be delivered pursuant to the terms of this Section 2.2 shall be binding upon the Company and Buyer for all purposes. In the event an adjustment to the Purchase Price (or any item constituting consideration for purposes of Section 1060 of the Code) is made pursuant to this Agreement, the final allocation of the Purchase Price shall be revised accordingly by Buyer and delivered to the Company as soon as reasonably practicable. Buyer, the Company and each of their respective Affiliates shall take all actions and properly and timely file all Tax Returns (including, but not limited to IRS Form 8594 (Asset Acquisition Statement)) consistent with such allocation and shall not take any action inconsistent therewith. The Company and its Affiliates shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer to enter into this Agreement, the Company makes to Buyer the representations and warranties set forth in this Article III, which representations and warranties are made and shall be true and correct with respect to the Business as of the date hereof.

3.1  Authority»

. The Company has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Company Transaction Documents. The execution, delivery and performance of this Agreement and each of the Company Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action in accordance with applicable Rules, and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Transaction Documents. This Agreement and each of the Company Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application relating to the enforcement of creditors’ rights and general equitable principles (whether considered in a proceeding in equity or at law).

3.2  Organization and Qualification of the Company»

. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has full power and authority to own or hold under lease the properties and assets it now owns or holds under lease in connection with the Business.

3.3  Transaction Not a Breach»

. Neither the execution and delivery of this Agreement or any Company Transaction Document by the Company nor the performance by the Company of the transactions contemplated hereby or thereby will:

(a)  violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, requirement, approval, order, permit, judgment, injunction, decree or other decision (collectively, “Rules”) of any court or other tribunal or any Governmental Authority binding on the Company or its properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(b)  violate or conflict with or constitute (with or without notice or lapse of time or both) a default under the organizational or governing documents of the Company or any Permit or Contract;

(c)  constitute an event which would permit any party to terminate, modify, or accelerate the maturity of any Indebtedness or other obligation under any Contract;

(d)  result in the creation or imposition of any Lien upon the Assets; or

(e)  require any Permit, authorization, consent, approval, exemption, or other action by or notice to any Person, court or administrative or Governmental Authority pursuant to any Rules.

3.4  No Consent Required»

. Except as set forth on Schedule 3.4, no consent, approval, order or authorization of, or declaration, filing or registration with, any Person or Governmental Authority is required to be made or obtained by the Company in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement, the other Company Transaction Documents or the transactions contemplated hereby.

3.5  Financial Information.

(a)  Schedule 3.5 sets forth the amount of Net Revenue by product line for each completed fiscal quarter during the years 2004 through 2007. “Net Revenue” means the gross revenue received by the Company or any Affiliate thereof in connection with the Business, minus (i) any refunds, credits or allowances actually given or credited to any party due to rejections, defects or returns of product, (ii) any discounts or rebates actually given or credited by the Company or any Affiliate thereof, (iii) any Taxes, duties or other governmental charges imposed on, and paid by the Company and its Affiliates, in connection with the importation, exportation, use or sale of product, and (iv) any freight, postage or insurance charges incurred by the Company or its Affiliates in connection with product.

(b)  Except for the potential effects of the transaction contemplated by this Agreement which has been known to Company’s sole customer, and the recent termination of certain real property leases by Company connected to the operations of the Business, there has not been any material change to the value of the Assets from that set forth in the financial information provided by the Company to Buyer in the course of Buyer’s due diligence investigation of the Business.

3.6  Absence of Undisclosed Liabilities»

. The Company has no Liabilities in connection with the Assets arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof (regardless of when such Liability is asserted), including, but not limited to, Liabilities on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except for the Assumed Liabilities.

3.7  Assets.

(a)  Title. The Company has the exclusive right to possess and convey, and upon the consummation of the transactions contemplated by this Agreement, the Company will have conveyed and Buyer will be vested with, good and marketable title and interest in and to the Assets, free and clear of all Liens (other than Permitted Liens). Assuming the Buyer enters into arrangements with Medtronic that are materially equivalent to the Medtronic Supply Agreement, and assuming the Buyer has its own facilities and personnel that are materially equivalent to those with which the Company operates the Business, and assuming Buyer does not need any of those patents included on the Excluded Assets Schedule 1.1(b), the Assets are sufficient to enable Buyer to conduct the Business immediately after the Closing in materially the same manner as conducted by the Company. Other than as set forth on Schedule 3.7(a), no Person (other than the Company) including, without limitation, any Subsidiary or Affiliate of the Company, owns or has any right to the use or possession of any tangible personal property included in the Assets, other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.

(b)  Inventories. The Inventory: (i) consists of items of a quality and quantity useable or saleable in the ordinary course of business, (ii) is the property of the Company free and clear of any Lien and (iii) is located at the real property leased by the Company. None of the Inventory is held by the Company on consignment. The Company has no liability to any consignor with respect to the prior sale of any inventory held at any time under consignment or similar arrangement.

(c)  Condition and Location. Schedule 3.7(c) lists all maintenance records of the Company relating to the tangible assets that are part of the Assets as described therein, true and correct copies of which have been or will be delivered to Buyer, and to the knowledge of the Company, such Assets are otherwise generally useable in the ordinary course of business. The tangible assets of the Company that are part of the Assets are in good operating condition and repair, ordinary wear and tear excepted; provided however that this sentence shall not be deemed to apply to any of the Deposit Assets. Except for the Deposit Assets, none of the personal or movable property owned or leased by the Company is located other than at the real property leased by the Company.

(d)  Equipment. All Equipment is free and clear of Liens (other than Permitted Liens).

3.8  Compliance with Laws; Permits»

. Except for violations which would not reasonably be expected to result in a material adverse effect on the Assets or the business, financial condition, results of operations or prospects of the Business, the Company is not, nor has it been in the past five (5) years, in violation of any Rules applicable to it in connection with the Assets or the operation of the Business, and the Company has received no written notice of any such violation or alleged or potential violation; provided, that to the extent the representations contained in other sections of this Agreement address compliance with specific Rules (including without limitation, representations contained in Sections 3.9, 3.14 and 3.23), any representations contained in this Section 3.8 are qualified to the extent set forth in such other sections of this Agreement. Without limiting the generality of the foregoing, the Company is and has been in material compliance with all applicable Rules affecting the use, possession, distribution, labeling, advertising and all forms of promotion in connection with the sale and distribution of the Company’s products, including, without limitation, that it and its representatives have not used or made any deceptive, misleading, manipulative or intentionally or inaccurate marketing or advertising materials, statements or practices. The Company holds and at all times has held all of the material Permits necessary for the use, occupancy or operation of the Business or ownership of the Assets, all of which are set forth on Schedule 3.8. The Company is and at all times has been in full compliance with each of such Permits, all of which are in full force and effect.

3.9  Real Property; Environmental and Safety Requirements.

(a)  The Company does not own any real property.

(b)  To the knowledge of the Company, the Company (with regard to the Business) has complied and is in compliance with all applicable Environmental and Safety Requirements, and the Company possesses all required Permits and has filed all notices or applications, required thereby.

(c)  With regard to the Business (i) the Company has never (other than safely and fully in accordance with all applicable guidelines and laws) generated, transported, treated, stored, disposed of, arranged for the disposal of or otherwise handled any Hazardous Materials at any site, location or facility owned or operated or used by the Company in the Business or at any offsite location and (ii) no Hazardous Materials are present on, in, under or emanating from the real property leased by the Company, and such property contains no Hazardous Materials except as, in the case of either clause (i) or (ii) above, would not result in a condition in violation of, or any liability under, any applicable Environmental and Safety Requirements. To the knowledge of the Company, there are no underground storage tanks on the property leased by the Company.

(d)  With regard to the Business, the Company has not been subject to, nor has the Company received any notice (written or oral) of, any private, administrative or judicial action, order, or investigation or any notice (written or oral) of any intended private, administrative, or judicial action, order or investigation relating to any violation of Environmental and Safety Requirements or the presence or alleged presence of Hazardous Materials in, under, upon, or emanating from any real or immovable property now or previously owned or used by the Company in the Business or any offsite location, and, to the knowledge of the Company, there is no reasonable basis in fact or law for any such notice or action; and there are no pending or threatened actions, investigations or, to the knowledge of the Company, orders or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any Person regarding any matter relating to Environmental and Safety Requirements.

3.10  Personal Property Leases»

. The Company is not a party to any lease of personal or movable property with respect to the Assets.

3.11  Contracts»

. Schedule 3.11 is a correct and complete list of every Contract, correct and complete copies of which previously have been furnished to Buyer (except for oral contracts, written descriptions in detail of which have been previously furnished to Buyer). Each of the Assumed Contracts, along with the remainder of the MAST License that is not an Assumed Contract (collectively, the “R&W Contracts”), is enforceable against the Company and against any third parties in accordance with its terms. The Company is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Company, under any R&W Contract. The Company has performed all obligations required to be performed by it under the R&W Contracts and, to the knowledge of the Company, no other party to the R&W Contracts is in default, and no event has occurred which with the giving of notice or the passage of time or both could constitute a default by any other party to any such R&W Contract under any of such R&W Contracts. Each of the R&W Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and, to the knowledge of the Company, is not subject to any claims, charges, set-offs or defenses. No R&W Contract is required to be treated as a capital lease by GAAP. Except as set forth on Schedule 3.11, all of the R&W Contracts will continue, without change or modification, in full force and effect after the consummation of the transactions contemplated by this Agreement, without the necessity of obtaining any consent, approval, novation or waiver of any third party.

3.12  Brokers’ or Finders’ Fees»

. No agent, broker, investment banker, Person or firm acting on behalf of the Company or any stockholder thereof, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

3.13  Proprietary Rights.

(a)  Except as set forth on Schedule 3.13(a), the Company owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights used, sold or licensed in connection with the Business. Schedule 1.1(a)(iv)(a), Schedule 1.1(a)(iv)(b), Schedule 1.1(a)(ix) and Schedule 1.1(b) Excluded Assets together contain a complete and correct list of all of the Company’s patents and patent applications; trademark and service mark registrations and applications for registration thereof; domain names; copyright registrations and applications for registration thereof; and material computer software, in each case owned or used by the Company and primarily related to the Business (excluding Commercial Software in each case (as defined below)). The Company has delivered or shall deliver to Buyer correct and complete copies of all such patents, registrations and applications and has made available to Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each such item. All renewal and maintenance fees in respect of the items listed in Schedule 1.1(a)(iv)(a), Schedule 1.1(a)(iv)(b) and Schedule 1.1(a)(ix) (if applicable) have been duly paid.

(b)  Schedule 3.13(b) sets forth a compete list of all (excluding Commercial Software) licenses, sublicenses and other agreements as to which the Company is a party (as licensor, licensee or otherwise) and pursuant to which the Company or any other Person is authorized to use, sell, distribute or license any Proprietary Rights in connection with the Business. The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses and agreements (as amended to date). The Company is not in violation, in any material respect, of any such license, sublicense or agreement and such license, sublicense and agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(c)  Except as disclosed on Schedule 1.1(a)(iv)(a) and Schedule 1.1(a)(iv)(b), the Company is the sole and exclusive owner of the Proprietary Rights (free and clear of any Liens) identified on such Schedules. The Company is not contractually obligated to pay compensation to any third party with respect to any Proprietary Rights, except pursuant to the agreements disclosed on Schedule 3.13(b). Each item of Proprietary Rights identified on Schedules 1.1(a)(iv)(a), 1.1(a)(iv)(b) and 1.1(a)(ix) will, immediately subsequent to the Closing hereunder, be owned or available for use by Buyer on such terms as are substantially identical to those pursuant to which the Company, immediately prior to the Closing, owns or has the right to use such item. Immediately following the Closing, the Company shall make available to Buyer all correspondence and memoranda between the Company and its intellectual property counsel relating to Proprietary Rights.

(d)  To the knowledge of the Company, it has not infringed on, misappropriated or violated any proprietary rights of any third Persons in connection with the Business.

(e)  No claims with respect to the Proprietary Rights used, sold or licensed in connection with the Business are pending or, to the knowledge of the Company, threatened by any Person, (i) alleging that the manufacture, sale, licensing or use of any such Proprietary Rights as now manufactured, sold, licensed or used by the Company in the Business infringes on any intellectual property rights of any third party, (ii) against the use by the Company of any technology, know-how or computer software used in the Business as currently conducted or (iii) challenging the ownership by the Company or the validity of any Proprietary Rights identified on Schedule 1.1(a)(iv)(a) and Schedule 1.1(a)(iv)(b).

(f)  The Company has taken all reasonable measures to safeguard and maintain its property rights in all Proprietary Rights owned by the Company in connection with the Business. The Company is not aware of any grounds to assert a claim to, or any ownership interest in, any Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to the Company. All of the computer software products within the Proprietary Rights owned by the Company in connection with the Business that have been developed by employees of the Company within the scope of their employment as a “work made for hire”, which employees were directed by the Company to work on the software for which Proprietary Rights are owned by the Company, or by consultants who have assigned all rights to such products to the Company.

(g)  The Company has licenses for all Commercial Software used in the Business and the use of such Commercial Software has been in accordance with such licenses. “Commercial Software” means packaged commercially available software programs generally available to the public.

3.14  Employee Benefit Plans.

(a)  No Employee Benefit Plan is (i) subject to Section 302 or Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412 of the Code, (ii) a “multi-employer plan” (as such term is defined in Section 3(37) of ERISA), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(b)  Each Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable legal requirement. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been made or properly accrued on the Company’s relevant balance sheets and financial statements.

(c)  The Company does not have any liability (or potential liability) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any trade, business or entity other than the Company. The transactions contemplated by this Agreement are not transactions to evade or avoid liability (as described in Section 4069(a) or 4212(c) of ERISA).

(d)  Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”) has been administered in compliance with such requirements.

3.15  Labor and Employment Matters»

. The Company is not party to or bound by any collective bargaining agreement in connection with the Business; (ii) no labor organization or group of employees has filed any representation petition or made any written demand for recognition in connection with the Business; (iii) no organizing or decertification efforts are underway or, to the knowledge of the Company, threatened in connection with the Business; (iv) since January 1, 2000, no labor strike, work stoppage, slowdown, or other material labor dispute has occurred in connection with the Business, and none is underway or, to the knowledge of the Company, threatened; and (v) there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind in connection with the Business, pending or, to the knowledge of the Company, threatened, in any forum, relating to an alleged violation or breach by the Company (or its officers or directors) of any law, regulation or contract.

3.16  Suppliers»

. Schedule 3.16 is a complete and correct list by dollar volume of the ten (10) largest suppliers to the Company (in terms of the Company’s purchases from such suppliers during the relevant periods) of key materials and services and commodities, exclusive of utility services, with respect to the Business for each of the three most recent calendar years (each, a “Supplier”). Except as set forth on Schedule 3.16, (i) all Suppliers continue to be suppliers of the Business, and (ii) the Company is not involved in any material claim, dispute or controversy with any Supplier. To the Company’s knowledge, since December 31, 2006, there has been no material adverse change in the relationship between the Company and any Supplier.

3.17  Customers»

. Schedule 3.17 is a complete list by dollar volume of sales made or services provided by the Company to the customers of the Business (the “Customers”) for each of the three most recent calendar years, along with the aggregate revenue received by the Company from each Customer during each such period. Except as set forth on Schedule 3.17 and as contemplated by the Medtronic Assignment and the Transaction Documents, (i) all Customers continue to be customers of the Business, (ii) since December 31, 2006, no Customer has modified or, to the Company’s knowledge, indicated that it intends to modify its relationship with the Business in a manner that is materially less favorable to the Business than the terms and conditions provided to the Business on such date, and (iii) the Company is not involved in any material claim, dispute or controversy with any Customer. Except as contemplated by the Medtronic Assignment and the Transaction Documents, no Customer has threatened to take any of the actions described in this Section 3.17 as a result of the transactions contemplated by this Agreement. To the Company’s knowledge, since December 31, 2006, there has been no other material adverse change in the relationship between the Company and any Customer.

3.18  Distributors and Representatives»

. Schedule 3.18 is a complete list of all distributors, representatives and agents for the sale of the products of the Business made during the most recent calendar year and all distributors, representatives and agents to whom the Company has given any exclusive rights with respect to territories or products in connection with the Business, indicating in each case the existing contractual arrangements, if any, with such distributor, representative or agent.

3.19  Affiliate Transactions»

. Schedule 3.19 sets forth the parties to and the date, nature and amount of each transaction (other than the provision of service as an employee or director, and compensation therefore) involving the transfer of any cash, property or rights to or from the Company from, to or for the direct or indirect benefit of any Affiliate or former Affiliate of the Company (“Affiliate Transactions”) with respect to the Business since January 1, 2005. Except as set forth on Schedule 3.19, no officer, director, employee, or Affiliate or any entity in which any such Person or individual is an officer, director or the owner of fifteen percent (15%) or more of the beneficial ownership interests, is a party to any agreement, contract, commitment or transaction with the Company in connection with the Business (other than the provision of service as an employee or director, and compensation therefore) or has any interests in any property used by the Company in connection with the Business. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arms-length negotiation, except as disclosed on Schedule 3.19. Except as set forth in Schedule 3.19, neither the Company nor any of its Affiliates has any direct or indirect interest in any competitor of the Business.

3.20  Insurance Policies»

. Schedule 3.20 contains a correct and complete list and description (including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates) of all insurance policies currently owned by the Company pertaining to the Business or the Assets, which policies are in full force and effect, and the Company is not in default under any of them. The Company has received no written notice of cancellation or intent to cancel or increase premiums with respect to such policies nor, to the knowledge of the Company, is there any basis for any such action. None of such policies will terminate, lapse or be modified (with or without the giving of notice or lapse of time) by reason of the transactions contemplated by this Agreement. Schedule 3.20 also contains a list of all pending claims filed by the Company with any insurance company and any instances within the previous three (3) years of a denial of coverage of the Company by any insurance company, in each case in connection with the Business.

3.21  Taxes.

(a)  The Company has filed all Tax Returns that it is required to have filed prior to the date hereof, including any extension of time for the filing thereof, and such returns are true and correct in all material respects and have been prepared in a manner consistent with prior periods.

(b)  There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)  There are no agreements, waivers or other arrangements providing for extension of filing with respect to any Tax Return. There are no unexpired waivers of any statute of limitations with respect to any Taxes.

(d)  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction in connection with the Business.

(e)  The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, or other third party in connection with the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(f)  The Company is not a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes.

(g)  There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority.

(h)  The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G. The Company is not a party to any Tax allocation or sharing agreement (other than this Agreement, if applicable). The Company has no liability for the Taxes of any Person under Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(i)  The Company has not made any change in any method of accounting which could give rise to the recognition of income or to Tax liability to Buyer following the date hereof. The Company has not made any closing adjustment in connection with an audit which could give rise to the recognition of income or to Tax liability to Buyer following the date hereof. The Company has not entered into any installment sale transaction (aside from this Agreement, if applicable) which could give rise to the recognition of income or to Tax liability to Buyer following the date hereof.

3.22  Litigation»

. Except as set forth on Schedule 3.22, there are no claims, counter-claims, actions, suits, grievances, arbitrations, orders, proceedings or, to the knowledge of the Company, investigations pending or, to the knowledge of the Company, threatened, against or involving the Company with respect to the Business (or pending or, to the knowledge of the Company, threatened against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company with respect to the Business), the Assets, or relating to the transactions contemplated hereby, before any court, agency, arbitrator or other Governmental Authority; nor, to the knowledge of the Company, is there any reasonable basis for any such claim, action, suit, proceeding or governmental investigation. Except as set forth in Schedule 3.22, the Company is not directly subject to or affected by any order, judgment, decree or ruling of, or settlement enforceable in, any court or Governmental Authority in connection with the Business. Except as set forth on Schedule 3.22, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it in connection with the Business.

3.23  Product Warranties»

. To the knowledge of the Company, all commercialized Products have been in conformance with all applicable contractual commitments and all express or implied warranties of the Company, and no Liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof. The Company has not been notified in writing of any claims for and, to the knowledge of the Company, there are no threatened claims for any product returns, recalls, warranty obligations or product services relating to any of its Products (including, without limitation, information products) or services in connection with the Business.

3.24  Defects in Products or Designs; Product Safety.

(a)  To the knowledge of the Company, there have been no pattern of defects in the design, construction or manufacturing of any Product commercialized by the Company or its employees or agents in connection with the Business that would adversely affect the specified performance or quality of such Product. Each commercialized Product has been designed, manufactured, packaged and labeled in compliance with all regulatory, engineering, industrial and other codes applicable thereto and the Company has received no written notice of any alleged noncompliance with any such code. Each Product advertised or represented as being rated or approved by a rating organization, such as Underwriters’ Laboratories or other similar organizations, complies with all conditions of such rating or approval.

(b)  Other than standard information and reports provided with respect to medical device products to the FDA and any local authorities, and standard international reporting to notified bodies, and vigilance reporting, the Company has not been required to file, nor has it filed, a notification or other report with the United States Consumer Product Safety Commission or any other Governmental Authority concerning actual or potential hazards with respect to any Product.

3.25  Absence of Certain Payments»

. Neither the Company nor, to the knowledge of the Company, any manager, officer, agent, employee or other Person acting on behalf of the Company has, with respect to the Business (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or any other applicable provincial, foreign, federal or state law; or (b) accepted or received any unlawful contributions, payments, expenditures or gifts or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.26  Government Contracts and Funding»

. The Company is not, with respect to the Business, party to, or bound by the provisions of, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States government or any department, agency, or instrumentality thereof or any other Governmental Authority. The Company has not, with respect to the Business received any grant or other funding from any Governmental Authority, including without limitation any such grant or funding arising from a contract which contains a grant-back provision or other encumbrance based on non-use thereof.

3.27  Regulatory Approvals and Proceedings»

. The Company has made all filings and filed all reports required to be made and filed in connection with its manufacturing of Products in the U.S. and under European Community Regulations. All such applications and submissions by the Company to Governmental Authorities, including but not limited to submissions of 510(K) notification packages and Design Dossiers under European Community Regulations, and all data collection, testing and analysis in connection therewith, have been collected in a controlled manner using methods and techniques generally accepted by the industry, and all such applications and submissions have been true, complete and accurate in all material respects.

3.28  Disclosure»

. To the Company’s knowledge, this Agreement, the Company Transaction Documents, the schedules and exhibits hereto, and the financial information and other materials referred to herein as having been delivered to Buyer, do not contain any untrue statement of a material fact that has not been corrected by the Company prior to the date hereof, and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known to the Company relating to the Business, its affairs, assets, prospects, operations, employee relations or condition, financial or otherwise, that may materially adversely affect the same which has not been disclosed in writing to Buyer by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows:

4.1  Organization and Good Standing»

. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2  Authorization»

. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Buyer Transaction Documents. The execution, delivery and performance of this Agreement and each of the Buyer Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action in accordance with applicable Rules, and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Transaction Documents. This Agreement and each of the Buyer Transaction Documents have been duly executed and delivered by the Buyer and constitute the valid and binding obligations of the Buyer and are enforceable against the Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application relating to the enforcement of creditors’ rights and general equitable principles (whether considered in a proceeding in equity or at law).

4.3  No Violation»

. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated herein and therein will not:

(a)  result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Buyer is now a party or by which any of its properties or assets may be bound;

(b)  violate any order, writ, injunction, regulation, statute or decree of any court, administrative agency or Governmental Authority specifically applicable to Buyer; or

(c)  violate any provision of the governing documents of Buyer.

ARTICLE V

CLOSING

5.1  Closing»

. The transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”) which shall be held at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661 (or at such other place as the parties may mutually agree) on the date hereof (the “Closing Date”). The Closing shall be deemed effective at the close of business on the Closing Date (the “Effective Time”).

5.2  Deliveries by the Company»

. At the Closing, the Company shall execute and deliver to Buyer:

(a)  Instruments of Conveyance. The Bill of Sale, a Patent Assignment to be filed with the United States Patent and Trademark Office immediately following the Closing, an Assignment of Domain Name Registrations and any other required assignments of Proprietary Rights in form and substance satisfactory to Buyer.

(b)  Opinion of Counsel. An opinion of counsel of the Company, dated as of the Closing Date, in the form reasonably requested by Buyer.

(c)  Secretary’s Certificate. A certificate of the Secretary of the Company certifying as to (i) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Company Transaction Documents and the performance of the transactions contemplated hereby and thereby; and (ii) a certificate of good standing of the Company, dated as of a date not more than fifteen (15) days prior to the Closing Date, issued by the applicable Secretary of State.

(d)  Third Party Consents. Third party consents for those contracts identified on Schedule 3.4.

(e)  Assignment of Medtronic Supply Agreement. An Assignment by the Company to Buyer of the Medtronic Supply Agreement (the “Medtronic Assignment”).

(f)  Transition Agreement. A Transition Services Agreement between the Company and Buyer (the “Transition Agreement”).

5.3  Deliveries by Buyer»

. At the Closing, Buyer shall deliver to the Company:

(a)  Instruments of Assumption. The Bill of Sale, executed by Buyer.

(b)  Opinion of Counsel. An opinion of counsel of Buyer, dated as of the Closing Date, in the form reasonably requested by the Company.

(c)  Cash Payment. The Cash Payment wired to the bank account(s) designated by the Company.

(d)  Resolutions. Resolutions of Buyer authorizing the execution and delivery of this Agreement and the Buyer Transaction Documents and the performance of the transactions contemplated hereby and thereby certified by the Secretary of Buyer.

(e)  Transition Agreement. The Transition Agreement executed by Buyer.

(f)  Assignment of Medtronic Supply Agreement. The Medtronic Assignment executed by Buyer and Medtronic.

ARTICLE VI

COVENANTS AFTER CLOSING

6.1  Non-Assignable Contracts»

. To the extent that the assignment hereunder by the Company to Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to the Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and Buyer shall not assume any obligations or liabilities thereunder. With respect to any such Assumed Contract, the Company shall continue to use reasonable efforts to obtain such consents and shall cooperate with Buyer in any arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contracts.

6.2  Payment of Excluded Liabilities»

. After the Closing, the Company shall pay in full and discharge all of the Excluded Liabilities in accordance with their stated terms, as applicable, and in a manner that is not detrimental to any relationships of Buyer or the Business with customers, suppliers or others.

6.3  Agreements Regarding Tax Matters»

. After the Closing, the Company on one hand and Buyer on the other hand will (i) promptly inform the other party in writing of any notice that it receives of any audit, investigation, request for documents or information related to Taxes that could affect the Tax liability of the other party, (ii) each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for taxes, (iii) each retain and provide to the other party all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination and (iv) each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of the Company and Buyer will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending on or prior to the Closing Date.

6.4  Indemnification.

(a)  Indemnification by the Company. From and after the Closing, the Company agrees to indemnify, defend and save Buyer, its stockholder and their respective Affiliates and Plan Affiliates, and each of their respective officers, directors, employees, attorneys, agents, Employee Benefit Plans and fiduciaries, plan administrators or other parties dealing with such plans (each, a “Buyer Indemnified Party”), forever harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expense of any and all investigations, proceedings, judgments, environmental analysis, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the “Losses”) sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(i)  any inaccuracy in or misrepresentation or breach of a representation or warranty made by the Company herein or in the Company Transaction Documents;

(ii)  any non-compliance with or breach by the Company of any of the covenants or agreements contained in this Agreement or the Company Transaction Documents to be performed by the Company;

(iii)  any Patent Infringement Claim or any action, demand, proceeding, investigation or claim by any third party (including Governmental Agencies) against or affecting any Buyer Indemnified Party which, if successful, would result from a matter constituting an inaccuracy in, misrepresentation or breach of any of the representations, warranties or covenants of the Company in this Agreement or any Company Transaction Documents;

(iv)  any matter set forth on Schedule 3.13(e) or Schedule 3.22;

(v)  any liability or obligation of the Company or any assertion against a Buyer Indemnified Party, arising out of or relating, directly or indirectly, to any of the Excluded Liabilities, including but not limited to any claim made in connection with the Products (whether or not such claims are described in Section 6.8);

(vi)  any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an alleged agreement between claimant and the Company or any of its Affiliates; and

(vii)  any non-compliance with or breach by the Company of any of the covenants or agreements contained in the MAST License to be performed by the Company.

(b)  Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and save the Company, its stockholders and their respective Affiliates, and each of their respective officers, directors, employees, attorneys, agents, Employee Benefit Plans and fiduciaries, plan administrators or other parties dealing with such plans (each, a “Company Indemnified Party”) forever harmless from and against, and to promptly pay to a Company Indemnified Party or reimburse a Company Indemnified Party for, any and all Losses sustained or incurred by any Company Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(i)  any inaccuracy in or misrepresentation or breach of a representation or warranty made by Buyer herein or in the Buyer Transaction Documents;

(ii)  non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or the Buyer Transaction Documents to be performed by Buyer;

(iii)  any action, demand, proceeding, investigation or claim by any third party (including Governmental Agencies) against or affecting any Company Indemnified Party which, if successful, would result from a matter constituting an inaccuracy in, misrepresentation or breach of any of the representations, warranties or covenants of Buyer in this Agreement or any Buyer Transaction Documents;

(iv)  any liability or obligation of Buyer or any assertion against a Company Indemnified Party, arising out of or relating, directly or indirectly, to any of the Assumed Liabilities and/or the Buyer’s operation of the Business or usage of the Assets after the Closing Date, except to the extent such Loss arises out of the operation of the Business or ownership of the Assets prior to the Closing or is otherwise an indemnifiable Loss pursuant to Section 6.4(a); and

(v)  any non-compliance with or breach by Buyer of any of the covenants or agreements contained in Buyer’s Assumed MAST License to be performed by Buyer.

(c)  Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement, including without limitation, a Patent Infringement Claim, (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim (and attaching a copy of all papers served with respect to such claim) to the Indemnifying Party within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) (the “Claim Notice”). The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, satisfactory to Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) calendar days after receipt of a Claim Notice (the “Control Notice”) that the Indemnifying Party will undertake to assume the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and will at all times continue to have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder with respect thereto, (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently at its own cost and expense and (D) the Third Party Claim has not been initiated by any Governmental Authority. So long as such conditions are and remain satisfied, then the Indemnifying Party may conduct the defense of the Third Party Claim and the Indemnified Party may participate through counsel chosen by such Indemnified Party and paid at its own expense (which expense shall not constitute part of any Loss that is the subject of indemnity under this Section 6.4 unless the Indemnified Party has reasonably concluded that counsel chosen by the Indemnifying Party has actual or potential conflicts of interest and has so notified the Indemnifying Party in writing). If the Indemnifying Party does not deliver a Control Notice within the thirty (30) day period provided above or any of the conditions set forth in clauses (A) through (D) above are or become unsatisfied, the Indemnified Party shall have the right to undertake the settlement or defense of the claim, but shall not thereby waive any right to indemnity from the Indemnifying Party therefor. The Person handling such defense or settlement shall pursue such defense or settlement with the customary care that a reasonably prudent person would exercise under the circumstances. If the Indemnifying Party decides not to undertake the conduct and control of the settlement or defense of a claim, the Indemnified Party may undertake control of the settlement or defense of the Third Party Claim to the entire exclusion of the Indemnifying Party. The Indemnifying Party will not pay or enter into any settlement of any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Furthermore, the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto. Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(d)  Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims or related to Patent Infringement Claims shall be subject to and benefit from the terms of this Section 6.4. Any claim under this Section 6.4 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim or in connection with a Patent Infringement Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claims. If the Indemnifying Party disputes the Direct Claim asserted by the Indemnified Party or fails to respond within such thirty (30) calendar day period, such dispute shall be resolved in accordance with the provisions of Section 7.8(b) hereof and the Indemnified Party may if it so chooses proceed directly to the mediation stage.

(e)  Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 6.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure to give timely notice.

(f)  Survival of Representations and Warranties: Time Limits on Indemnification Obligations. All of the representations and warranties set forth in this Agreement or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the transactions until they expire and terminate on the second anniversary of this Agreement, and, for the avoidance of doubt, neither the Company nor Buyer shall be entitled to recovery under such representations and warranties other than pursuant to this Section 6.4. If written notice of a claim has been given prior to the end of such applicable period, the termination date with regard to such claim shall be extended until such claim is fully resolved and the appropriate indemnification has been tendered.

(g)  Adjustment to Purchase Price. Any indemnification received under this Section 6.4 shall be treated by Buyer, the Company and their respective Affiliates, to the extent permitted by applicable Rules, as an adjustment to the Purchase Price unless a Final Determination causes any such amount not to constitute an adjustment to the Purchase Price for Federal tax purposes. The term “Final Determination” shall mean (i) any final determination of liability in respect of a Tax that, under applicable Rules, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Buyer or the Company, whichever is responsible for payment of such Tax under applicable Rules, with respect to any item disallowed or adjusted by a taxing authority, provided that such responsible party or parties determine(s) that no action should be taken to recoup such payment and the other party agrees in writing.

(h)  Indemnification Limits. The foregoing provisions of this Section 6.4 notwithstanding:

(i)  the Company shall not be liable under the indemnification obligations set forth in Section 6.4(a)(i) of this Agreement until, and then only to the extent that, the aggregate amount of such indemnification obligation of the Company exceeds $50,000 (the “Basket Amount”);

(ii)  the aggregate indemnification obligation of the Company pursuant to Section 6.4(a)(i) shall not be greater than $3,000,000 (the “Indemnification Cap”); and

(iii)  the aggregate indemnification obligations of Buyer pursuant to Section 6.4(b)(i) of this Agreement shall not be greater than the Indemnification Cap.

(i)  Special Rule for Fraud. Notwithstanding anything in Section 6.4(h) to the contrary, in the event of any breach of a representation or warranty by any party hereto that is intentional or constitutes fraud, (a) the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations, and (b) the limitations set forth in Section 6.4(h) shall not apply to any Losses that any Buyer Indemnified Party or Company Indemnified Party, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach.

(j)  Investigation. The representations and warranties of the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer or by reason of the fact that Buyer should have known (as opposed to “actually knew”) any such representation or warranty might be inaccurate.

(k)  Right of Set-off. To the extent that any Indemnifying Party fails to satisfy an indemnification obligation pursuant to this Section 6.4 when due in accordance with the terms hereof, the Indemnified Party may in its sole discretion set off the amount of such indemnification obligation against any amounts due and payable by the Indemnified Party to the Indemnifying Party.

6.5  Restrictive Covenants.

(a)  Company’s Acknowledgment. The Company agrees and acknowledges that it is necessary that the Company undertake not to utilize its special knowledge of the Business and its relationships with customers and suppliers of the Company to compete with Buyer and the Business.

(b)  Non-Compete. The Company hereby agrees that for a period commencing on the Closing Date and ending five (5) years from the Closing Date (the “Restricted Period”), the Company will not, directly or indirectly, as agent, consultant, manager, partner or in any other capacity, operate, manage, control, engage in, participate in , or act as a consultant or advisor to, or render services (alone or in association with any Person), that provide specific Business assistance to any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in the world (excluding Japan) (the “Territory”). Notwithstanding this or any other provision of Section 6.5, the covenants contained herein shall not restrict the Company from developing, partnering with and/or selling regenerative cell technology to any party irrespective of whether such other party is involved with the Business, or whether or not such other party might utilize regenerative cell products in connection with the Business, or restrict the Company from any activities in so far as they relate to the SurgiWrap thin film biomaterials products of the Company.

(c)  Non-Solicitation. Without limiting the generality of the provisions of Section 6.5(b) above, the Company hereby agrees that during the Restricted Period it will not, directly or indirectly, solicit, or participate as agent, consultant, stockholder, manager, partner or in any other capacity in any business which solicits, business from any Person which is or was a customer or supplier of the Business during the three (3)-year period preceding the date of such solicitation, or from any successor in interest to any such Person for the purpose of securing business or contracts related to the Business other than in connection with the Company’s regenerative cell technology.

(d)  Confidential Information. During the term of this Agreement and thereafter, the Company shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of the Company or any third party, any Confidential Information. As used in this Section 6.5(d), “Confidential Information” shall mean any information relating to the business or affairs of Buyer or that is exclusively used by Company in connection with the Business immediately prior to the Closing Date, and information relating to the Business financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or the Buyer in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or enters the public domain through no wrongful act on the part of the Company, and Company may make any disclosures of such Confidential Information as required by law provided reasonable advance notice is provided to Buyer to seek protective orders with respect to such disclosures.

(e)  Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 6.5 too lengthy or the Territory too extensive, the other provisions of this Section 6.5 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or Territory to permissible duration or size.

(f)  Property of the Business. All memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, which will become Buyer’s exclusive property (after the consummation of transactions contemplated by this Agreement), shall become Buyer’s property and shall be delivered to Buyer promptly on the request of Buyer. Notwithstanding the foregoing, Company shall be allowed to retain such copies as necessary for legal, financial and regulatory files as necessary for the Company’s ongoing general corporate and compliance responsibilities.

(g)  Remedies. The Company acknowledges and agrees that the covenants set forth in this Section 6.5 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if the Company breaches any of the terms of this Section 6.5, and that in the event of the Company’s actual or threatened breach of any of the provisions contained in this Section 6.5, Buyer will have no adequate remedy at law. The Company accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section 6.5, Buyer shall be entitled to such injunctive and other equitable relief, without the necessity of showing actual monetary damages or posting of a bond, as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

6.6  Further Assurances»

. Each of the parties hereto agrees that subsequent to the Closing Date, upon the reasonable request of the other party hereto from time to time, it shall execute and deliver, or cause to be executed and delivered, such further reasonable instruments and take such other commercially reasonable actions as may be necessary to carry out the transactions contemplated by this Agreement and the Transaction Documents or to vest, perfect or confirm ownership of the Assets in Buyer. Without limiting the generality of the foregoing, following the Closing, the Company shall cause fully executed copies of the documents required to record the transfer of the Proprietary Rights in jurisdictions located outside of the United States to be delivered to Buyer within seven (7) days of the Company’s receipt thereof.

6.7  Post-Closing Access to Books and Records»

. From and after the Closing, except in connection with any Direct Claim, the Company and its accountants and other representatives will be given reasonable access upon reasonable notice to the books and records included in the Assets relating to the period prior to the Closing Date.

6.8  Reimbursement for Recalls»

. To the extent that Buyer is required to conduct a recall with respect to any Product, Buyer shall be entitled to indemnification under Section 6.4(a)(v) in an amount equal to Buyer’s reasonable expense with respect to such recall; provided however, that such amounts shall be subject to the indemnification limitations set forth in Section 6.4(h) hereof.

6.9  Regulatory Consulting Services»

. From and after the Closing, the Company shall prepare for filing by Buyer a 510(k) submission to the U.S. FDA for the SurgiWrap product and provide assistance with the Buyer’s preparation of an Assumption Application for its notified body through the transfer of Design Dossiers to Buyer and Buyer’s notified body and other inputs to Buyer as may reasonably be requested. In addition, the Company shall cause Mr. Ken Kleinhenz to make himself available on reasonable notice during normal business hours and devote no more than 25 hours of consulting services to the performance of related regulatory consulting services as is reasonably requested by Buyer in relation to the Business, provided that Mr. Kleinhenz shall not be required to travel in connection with such services. The services provided pursuant to this section shall be provided at no cost to Buyer.

6.10  Receipt of Certain Notice»

. Following the Closing, the Company shall provide all necessary reports to the Buyer of  all adverse events and complaints of which the Company has or gains knowledge, including any follow-up information necessary to evaluate such occurrences, related to any application which incorporates the Products or any products manufactured or sold by or on behalf of the Buyer.  Any initial reports of such events referred to in this section should be forwarded to the Buyer as soon as reasonably practical and in no event later than twenty-four (24) hours following the notification to the Company of the event if the event involves patient death or serious patient injury, or within three (3) business days otherwise.

6.11  MAST Licensed Business Materials»

.

(a)  In the event that, following the Closing, Buyer enters into a new agreement between Buyer and MAST (or an Affiliate thereof) whereby MAST grants to Buyer a license with respect to the MAST Licensed Business Materials in form and substance satisfactory to Buyer in its sole discretion (“Buyer’s Direct MAST License”), then the parties shall attempt to cause that portion of the MAST License included in the Assets (“Buyer’s Assumed MAST License”) to be terminated simultaneously with the execution and delivery of Buyer’s Direct MAST License.

(b)  Except as otherwise contemplated by Section 6.11(a), (i) the Company agrees to use its reasonable best efforts to keep the entire MAST License in full force and effect following the date hereof and (ii) the Company shall not cause or allow all or any portion of the MAST License to be amended, revoked, altered or waived in any way without the prior written consent of Buyer.

(c)  Except as otherwise contemplated by Section 6.11(a), (i) Buyer agrees to use its reasonable best efforts to keep Buyer’s Assumed MAST License in full force and effect following the date hereof and (ii) Buyer shall not cause or allow all or any portion of Buyer’s Assumed MAST License to be amended, revoked, altered or waived in any way without the prior written consent of the Company.

6.12  License from the Company»

. From and after the Effective Time, the Company hereby grants to Buyer a worldwide (except Japan), fully paid-up, royalty-free license to: (a) sell or dispose of any Asset that is marked or identified with the trade or corporate name “MacroPore” or “MacroPore Biosurgery” or any derivation thereof and (b) use the trademark “MacroPore” in connection with the products of the Business, which use shall include but not be limited to, the distribution, marking and identification of products manufactured, packaged or labeled (whether before, on or following the date hereof) with such trademark, provided that such use is not in the Craniofacial Field. The licenses hereby granted shall be irrevocable and shall survive for so long as the Medtronic Supply Agreement (as amended and restated on the date hereof, and as may be further amended or modified in the future) shall remain in effect. Prior to abandoning the trademark, Company shall first offer the trademark to the end seller under the Medtronic Supply Agreement identified above, and if they decline to accept, then to the Buyer.

ARTICLE VII

MISCELLANEOUS

7.1  Notices, Consents, etc»

. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to Buyer:

MacroPore Acquisition Sub, Inc.

c/o Kensey Nash Corporation

735 Pennsylvania Drive

Exton, Pennsylvania 19341

Fax No.: (484) 713-2901

Attention: Joseph W. Kaufmann

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661-3693

Fax No.: (312) 902-1061

Attention: David R. Shevitz, Esq.

Kimberly T. Smith, Esq.

If to the Company:

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, California 92121

Fax No.: (858) 458-0994

Attention: Christopher J. Calhoun

with a copy (which shall not constitute notice) to:

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, California 92121

Fax No.: (858) 450-4335

Attention: Jonathan Soneff

Richa Nand

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) days after the date of mailing if sent by certified or registered mail, (y) one (1) day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding business day after transmission by facsimile.

7.2  Public Announcements»

. Neither Party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other Party (not to be unreasonably withheld or delayed), except as required by law in the opinion of its counsel. Any press release or other announcement or notice regarding the transactions contemplated by this Agreement made by Buyer or the Company shall be subject to prior review by and the consent of the other Party, not to be unreasonably withheld or delayed.

7.3  Severability»

. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

7.4  Amendment and Waiver»

. This Agreement may be amended, or any provision of this Agreement may be waived, provided, that, any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided, that, any such amendment or waiver will be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

7.5  Counterparts»

. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement invalid or unenforceable. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

7.6  Expenses»

. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Any Transfer Taxes incurred shall be split evenly between the Company and Buyer, provided that Company’s obligation for such taxes shall not exceed Thirty Five Thousand Seven Hundred Dollars ($35,700).

7.7  Headings»

. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

7.8  Governing Law; Arbitration.

(a)  This Agreement shall be construed and governed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicting laws.

(b)  The parties shall negotiate in good faith to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement or the breach of any provision of this Agreement. Except as otherwise set forth in Section 2.2, any matter not resolved by negotiation shall be settled (a) first, by the parties trying in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) (such mediation session to be held in Chicago, Illinois and to commence within thirty (30) days of the appointment of the mediator by the AAA), and (b) if the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Chicago, Illinois before a single neutral arbitrator selected by AAA and to commence within thirty (30) days of the appointment of the arbitrator by the AAA or such later date as is reasonable under the circumstances), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing in this Section 7.8(b) shall be construed to prevent either party from seeking interim equitable relief through a court of law for violations of this Agreement.

7.9  Assignment»

. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, provided, however, that (1) Buyer shall be allowed to assign its rights and benefits hereto (a) to an Affiliate so long as the Affiliate assumes Buyer’s obligations hereunder, (b) in connection with a sale of all or substantially all of Buyer’s assets so long as the assignee assumes Buyer’s obligations hereunder and (c) to Buyer’s lenders as collateral for security purposes, and (2) the Company shall be allowed to assign its rights and benefits hereto to (a) in connection with a sale of all or substantially all of the Company’s assets so long as the assignee assumes Company’s obligations hereunder and the Company remains fully liable therefor and (b) to the Company’s lenders as collateral for security purposes.

7.10  Definitions»

. For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and any officer, director or executive employee of such Person, and includes any past or present Affiliate of any such Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of five percent (5%) or more of the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person (or in the case of a Person which is not a corporation, five percent (5%) or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Business” means the biomaterials polymer business (developing, manufacturing, commercializing and marketing technology and products in connection with bioresorbable polymer implants) as conducted by the Company. This term specifically excludes any and all rights to Company’s thin film (SurgiWrap) polymer technology and business for the territory of Japan, and all other rights to the thin film technology owned by the Company for all other markets/applications other than for applications in the Spinal Field, and also excludes all rights to the craniomaxillofacial bioresorbable implants business which the Company sold to Medtronic in 2002.

“Buyer Transaction Documents” means the Bill of Sale and any other agreement, document, certificate or instrument to which the Buyer is a party and which is being delivered pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Taxes” means collectively (a) any Taxes imposed on the Company for any period, (b) any Taxes imposed with respect to the Assets for any period (or portion of any period) ending on or before the Effective Time and (c) Transfer Taxes in accordance with Section 7.6.

“Company Transaction Documents” means the Bill of Sale and any other agreement, document, certificate or instrument to which the Company is a party and which is being delivered pursuant to this Agreement.

“Contracts” means any contracts, commitments, purchase orders, sales orders, licenses, leases and other agreements, whether written or oral, to which the Company is a party or by which Company is bound as are necessary in connection with the conduct of the Business.

“Craniofacial Field” means any skeletal fixation and/or reconstruction application in each case and only to the extent that the application pertains to neurosurgery (cranial and skull base only), craniomaxillofacial, oral maxillofacial, reconstructive (head/face only), otolaryngology, orthognathic, mandibular, plastic surgery (head/face only), and/or iliac crest.

“Deposit Agreement” means that certain Deposit Agreement dated as of April 19, 2007 by and between the Company and Buyer.

“Deposit Amount” means $250,000, which amount represents the aggregate amount of the Purchase Price that has been prepaid by Buyer to the Company pursuant to the terms and conditions set forth in the Deposit Agreement.

“Deposit Assets” means the Assets as such term is defined in the Deposit Agreement.

“Employee Benefit Plan” means any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “Multi-Employer Plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or other plan or trust providing for or funding of the welfare of any of the employees or former employees or beneficiaries thereof of the Company, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), severance, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract, whether or not written or pursuant to a collective bargaining agreement, in each case of the Company.

“Environmental and Safety Requirements” means all federal, state and local or municipal laws, rules, regulations, ordinances, orders, statutes and requirements, and all common law, relating to public health and safety, worker health and safety, pollution or protection of the environment, all as amended or hereafter amended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied.

“Governmental Authority” means any multi-national, national, state, provincial, local, governmental, judicial, public, quasi-public, administrative or self-regulatory authority, agency, commission, board, organization or instrumentality.

“Guarantees” means any obligation, contingent or otherwise, of the Company directly or indirectly guaranteeing any indebtedness or other obligation of any other Person. The term “guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

“Indebtedness” means without duplication, all: (a) indebtedness for borrowed money or funded debt owed by the Company, (b) Guarantees, (c) liabilities of the Company evidenced by notes, bonds or debentures, (d) liabilities of the Company secured by any Liens, (e) liabilities or obligations evidenced by a note, bond or other debt instrument, (f) the capitalized portion of lease liabilities of the Company under any capitalized lease, (g) liabilities arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course), (h) liabilities or obligations with respect to Severance Obligations, (i) all liabilities and obligations of the Company with respect to outstanding letters of credit and (j) any interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (a) through (i) above.

“knowledge of the Company” and each phrase having equivalent meaning (e.g., “known to the Company” or “to the Company’s knowledge”) means the facts or other information known by Chris Calhoun, Kevin Thomas, Tim Zander, Mark Saad, Jon Soneff, John Risley, Peter Amis, Ken Kleinhenz, Richa Nand and Eric Daniels or that would have been known by any such Person if they had made reasonable inquiry.

“Liabilities” means any indebtedness (including, but not limited to, any Indebtedness), obligations or liabilities of the Company of any kind or nature whatsoever, whether fixed or unfixed, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, choate or inchoate, secured or unsecured, and whether due or to become due and regardless of when or by whom asserted, including, but not limited to, any obligations arising out of facts, circumstances or events that have occurred prior to the Closing but are not known as of the Closing but that if known would be contingent liabilities.

“MAST” means MAST Biosurgery AG, a Swiss corporation.

“MAST License” means collectively that certain (i) License Agreement dated May 13, 2004 between the Company and MAST and (ii) License Agreement dated May 23, 2006 between the Company and MAST.

“MAST Licensed Business Materials” means those certain items licensed by MAST pursuant to the MAST License that are necessary for the conduct of the Business, including without limitation, such items for use in the Spinal Field.

“Medtronic” means Medtronic, Inc., a Minnesota corporation.

“Medtronic Supply Agreement” means that certain Development and Supply Agreement dated as of January 5, 2000 between the Company and Medtronic, as amended by Amendment No. 1 thereto dated December 22, 2000 and Amendment No. 2 thereto dated September 30, 2002.

“Patent Infringement Claim” means a claim or assertion by the third party that Buyer’s conduct of the Business infringes any patent owned by or licensed to such third party for which Buyer may reasonably be entitled to indemnification pursuant to Section 6.4(a)(i), (iii) or (iv).

“Permits” means all permits, licenses, approvals and authorizations by or of Governmental Authorities or third parties issued or granted or otherwise received primarily in connection with the Business.

“Permitted Liens” means: (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law.

“Person” means any individual, partnership, limited partnership, sole proprietorship, company or corporation with or without share capital, public or private association, public utility, legal personal representative, regulatory or Governmental Agency, or other legal entity however designated or constituted.

“Product” means any product of the Business manufactured or sold by the Company prior to the Effective Time.

“Severance Obligation” means all severance, stay bonus or change of control payment obligations of the Company and other accelerations or increases in rights or benefits of the Company’s current or former employees (whether payable or occurring prior to, on or after the Closing Date), including without limitation any such obligations arising in whole or in part as a result of the consummation of the transactions contemplated by this Agreement.

“Specified Assets” means all Equipment and Inventory used in connection with the operation of the Business as described on Specified Assets Schedules 1.1(a) and 1.1(b).

“Spinal Field” means all applications (including but not limited to: anti-adhesion, anti-scarring, minimizing the attachment of soft tissues, or soft tissue support) related to the anatomy of the spine including, but not limited to, applications in the following: spinal fixation, stabilization and/or fusion, spinal cord coverings, exiting nerve root coverings, cauda equina coverings, lamina coverings and vertebral column-cervical, thoracic, lumbar and sacral. The Spinal Field does not include distal peripheral nerve and other structures extrinsic and distal to the spine.

“Subsidiary” means any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are owned or controlled by (i) the Company, (ii) one or more Subsidiaries of the Company or (iii) the Company and one or more Subsidiaries of the Company.

“Tax” means any multi-national, Federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means the Buyer Transaction Documents and the Company Transaction Documents.

“Transfer Taxes” means all sales, transfer, documentary, stamp, recording, conveyance and similar taxes and fees (including any penalties and interest) due with regard to the transactions contemplated by this Agreement.

7.11  Entire Agreement»

. This Agreement, the Preamble and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the Transaction Documents set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto; provided that the Deposit Agreement and any Nondisclosure/Confidentiality agreements in place between the parties are not superseded or preempted hereby.

7.12  Third Parties»

. Except as otherwise set forth in Section 6.4, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

7.13  Interpretative Matters»

. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term “including” shall mean by way of example and not by way of limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.14  Waiver of Bulk Sales Laws»

. Buyer and the Company hereby waive compliance in connection with the transactions contemplated by this Agreement or the Transaction Documents with the provisions of Article 6 of the Uniform Commercial Code as adopted in states where any of the Assets are located, and any other applicable bulk sales laws, in effect as of the date of the Closing; provided, however, that the Company shall fully indemnify, reimburse and hold harmless Buyer and its Affiliates against all liability, damages or expenses which Buyer may suffer due to the Company’s failure to so comply.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY: Cytori Therapeutics, Inc., a Delaware corporation By: /s/ Christopher J. Calhoun Name: Christopher J. Calhoun Its: CEO
BUYER: MacroPore Acquisition Sub, Inc., a Delaware corporation By: /s/ Joseph W. Kaufmann Name: Joseph W. Kaufmann Its: President